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                                                                    Exhibit 99.1


CONTACT:       Greg Larson
               301/380-2076
               Host Marriott Corporation

               Tom Marder
               301/380-2553
               Marriott International, Inc.



CBM JOINT VENTURE CONSUMMATES CHANGE OF CONTROL OFFER FOR NOTES OF COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP WITH ONLY $11.6 MILLION TENDERED

WASHINGTON, D.C. - January 26, 2001 - CBM Joint Venture LLC, a joint venture among Marriott International, Inc. (NYSE:MAR), Rockledge Hotel Properties, Inc. and Host Marriott, L.P. announced today that it consummated its tender offer for the 10 3/4% Series B Senior Secured Notes due 2008 (the "Notes") of Courtyard by Marriott II Limited Partnership and Courtyard II Finance Company (the "Issuers"), at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest up to and including the date of purchase. Notes in the aggregate amount of approximately $11.6 million were tendered, representing approximately 9% of the outstanding Notes.

CBM Joint Venture made the offer in satisfaction of the obligation of the
Issuers under the Indenture pursuant to which the Notes were issued.   The
acquisition by CBM Joint Venture of a 100% beneficial interest in the general partner of Courtyard by Marriott II Limited Partnership and a 100% beneficial interest in Courtyard by Marriott II Limited Partnership on December 8, 2000 may have constituted a "Change of Control" under the Indenture requiring the offer to be made.
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MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,000 operating units in the United States and 58 other countries and territories. The company is headquartered in Washington, D.C., and has approximately 151,000 employees.

ROCKLEDGE HOTEL PROPERTIES INC. is a Delaware corporation formed in connection with Host Marriott Corporation's (NYSE: HMT) reorganization of its business operations to qualify as a "real estate investment trust," or REIT, for federal income tax purposes.

HOST MARRIOTT CORPORATION (NYSE: HMT) is a lodging real estate company which owns 122 upscale and luxury full-service hotel properties primarily operated under Marriott, Ritz-Carlton, Four Seasons, Hyatt, Hilton and Swissotel brand names. Host Marriott, L.P. is the operating partnership of Host Marriott Corporation.